December 31, 1995

Mr. George Barrett
922 Rolandvue Avenue
Baltimore, Maryland 21204

Dear George:

As you know, your employment agreement with our organization (dated August 6, 1990, the "Employment Agreement") expires on December 31, 1995. Therefore, I am sending you this letter which contains the terms under which we are pleased to offer you the position of President of the U.S. Pharmaceuticals Division ("USPD") and Vice-President of ALPHARMA INC. (the "Company") beginning on January 1, 1996. This position, as you know, is headquartered in Baltimore, Maryland and reports directly to me. The material terms of this position are as follows:

     1. Your base salary for 1996 is $290,000. Your base salary will be reviewed for adjustment per Company policy as it exists at that time.

     2. You will be considered for an annual cash bonus each year. In your position, you are eligible for a bonus of up to 40% of your base salary based on the overall performance of the Company, the performance of USPD, and your individual performance and contribution.

     3. You will continue to be eligible to receive stock options under the terms of the Company's Stock Option Plan. Under the present provisions of the Plan, (a) options granted become exercisable at 25% of the total granted, one, two, three and four years from grant; (b) the purchase price is the market price at the date of grant; (c) options expire ten years after grant and are normally granted in the spring of each year, based on the performance of your respective division, the overall performance of the Company and your individual performance and contribution.

     4. You will continue to participate in the USPD automobile plan for officers pursuant to the terms of such plan.

     5. You will be entitled to 4 weeks  vacation per year.

     6. You will receive a taxable annual $3000 allowance for tax and/or financial planning and tax return preparation.

     7. You understand that your employment is at will. If your services are terminated because of a change in top management, the Company or your division being acquired or reorganized, or for any other reasons other than cause, you will be paid one year's base salary with fringe benefits in a manner best suited for the Company.

     8. Additionally, you will continue to participate in all programs established for employees of the USPD, including:

          (a) Medical/dental/temporary disability/life benefits
          (through the Barre-National Inc. subsidiary, "Barre"), in accordance with such plans, as may be amended from time to time.

          (b) The ALPHARMA INC. Pension Plan (currently covering the first $150,000 of base salary) as well as the ALPHARMA INC. Supplemental Pension Plan (currently covering base salary amounts above $150,000 up to a cap of $235,000) fully paid by the Company.

          (c) A Stock Purchase Plan in which employees can elect up to four percent of salary for the purchase ALPHARMA stock. The Company will match
          25% of the employee's contribution.

          (d) A Savings Plan to which the employee can save either on a pre and/or post tax basis and contribute up to 15% of base pay. The Company provides a service-weighted match on the first 6% of employee contributions.

          (e) A long term disability program that pays 60% of your annual salary integrated with social security until age 70. The premium is paid by Barre.

     9. The Company hereby acknowledges that the 1990 Employment Agreement terminates on December 31, 1995. In addition, the Company hereby waives its rights to enforce your compliance with Sections 2, 3, 5, 6 and 8 of the Employment Agreement provided that you execute and return the Company's standard form of Employee Agreement which is attached hereto as
     Exhibit 1.

I would appreciate your acknowledgment of the terms herein by signing both copies of this letter where indicated and return one original signed document to Beth P. Hecht, Corporate Counsel.

Sincerely,



Einar W. Sissener
Chief Executive Officer and
Chairman of the Board of Directors


               Agreed and Accepted:

               __________________________
               George Barrett



Date:____________